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                                                    SEC FILE NUMBER
                                             0-23259 / 1-13573-01 / 1-13573
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                                                     CUSIP NUMBER
                                                        902977107
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
             [ ] Form N-SAR

                                 For Period Ended:    December 31, 2002
                                                   ------------------------
                                 [ ] Transition Report on Form 10-K
                                 [ ] Transition Report on Form 20-F
                                 [ ] Transition Report on Form 11-K
                                 [ ] Transition Report on Form 10-Q
                                 [ ] Transition Report on Form N-SAR

                                 For the Transition Period Ended___________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant:  U.S. Timberlands Company, L.P.
                          U.S. Timberlands Klamath Falls, L.L.C.
                          U.S. Timberlands Finance Corp.
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Former Name if Applicable


625 Madison Avenue, Suite 10-B
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       [ ]         (a)       The reasons described in reasonable detail in Part
                             III of this form could not be eliminated without unreasonable effort or expense;

       [X]         (b)       The subject annual report, semi-annual report,
                             transition report on Form 10-K, Form 20-F, 11-K or
                             Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ]         (c)       The accountant's statement or other exhibit
                             required by Rule 12b-25(c) has been attached if applicable.

                                                 (Attach Extra Sheets if needed)
                                                                 SEC 1344 (6/94)

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     U.S. Timberlands Company, L.P. (the "Company") is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 in the prescribed time period without unreasonable effort or expense due to management's focus during the last several months on the completion of a going private transaction. The Company anticipates that the Form 10-K will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

     U.S. Timberlands Klamath Falls, L.L.C. ("Klamath") is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 in the prescribed time period without unreasonable effort or expense due to management's focus during the last several months on the completion of a going private transaction. Klamath anticipates that the Form 10-K will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

     U.S. Timberlands Finance Corp. ("Finance Corp.") is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 in the prescribed time period without unreasonable effort or expense due to management's focus during the last several months on the completion of a going private transaction. Finance Corp. anticipates that the Form 10-K will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Thomas C. Ludlow                 (212)                755-1100
       --------------------              ------               ---------
              (Name)                   (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         U.S. Timberlands Company, L.P.
                  (Name of Registrant as Specified in Charter)

                      U.S. Timberlands Klamath Falls L.L.C.
                  (Name of Registrant as Specified in Charter)

                         U.S. Timberlands Finance Corp.
                  (Name of Registrant as Specified in Charter)

has each caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          March  31, 2003                   U.S. Timberlands Company, L.P.
----------------------------------------------          (Registrant)


                  By: U.S. Timberlands Services Company, L.L.C.,
                  its general partner

                         By: /s/ Thomas C. Ludlow
                        ---------------------
                        Name:    Thomas C. Ludlow
                        Title:   Vice President and Chief
                                 Financial Officer

                           U.S. Timberlands Klamath Falls, L.L.C. (Registrant)

                                By: U.S. Timberlands Services Company, L.L.C., its manager

                         By: /s/ Thomas C. Ludlow
                        ---------------------
                        Name:    Thomas C. Ludlow
                        Title:   Vice President and Chief
                                 Financial Officer

                             U.S. Timberlands Finance Corp. (Registrant)

                                By: U.S. Timberlands Services Company, L.L.C., its manager
                         By: /s/ Thomas C. Ludlow
                        ---------------------
                        Name:    Thomas C. Ludlow
                        Title:   Vice President and Chief
                                 Financial Officer